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                                                              EXHIBIT 26(D)(11)

OVERLOAN PROTECTION AGREEMENT
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This agreement is a part of the          If the agreement is exercised, the
policy to which it is attached and is    policy will not terminate because of
subject to all its terms and             a policy loan, when the policy's cash
conditions. This agreement is            surrender value, or when applicable,
effective as of the original policy      the accumulation value less policy
date of this policy unless a             loan, is insufficient to cover the
different effective date is shown on     monthly policy charges. The policy
the policy data pages.                   will automatically become paid-up
                                         life insurance.
WHAT DOES THIS AGREEMENT PROVIDE?
                                         WHAT IS THE COST FOR THIS AGREEMENT?
This agreement provides that your
policy will not terminate because of     When you exercise this agreement, we
a policy loan even if the                will assess a one-time charge against
accumulation value is insufficient to    your accumulation value. The charge
cover policy charges. If all the         will not exceed the amount shown on
conditions described below are           the policy data pages. There is no
satisfied, you may exercise this         charge for this agreement if it is
agreement and we will guarantee that     never exercised.
your policy will not terminate.
                                         WHAT IS THE EFFECTIVE DATE OF THE
WHAT CONDITIONS MUST BE MET IN ORDER     EXERCISE OF THIS AGREEMENT?
TO EXERCISE THIS AGREEMENT?
                                         The exercise of this agreement will
   (1) The death benefit qualification   be effective on the first monthly
       test on your policy must be the   policy anniversary on or following
       guideline premium test.           the day we approve your request to
                                         exercise this agreement.
   (2) Your policy must have the Level
       Death Benefit Option. If your     ARE THERE ANY RESTRICTIONS ON THE
       policy does not have this option ALLOCATION OF YOUR ACCUMULATION VALUE? when you exercise the agreement,
       we will change your option to     When you exercise this agreement and
       the Level option.                 this agreement is attached to:

   (3) Your policy cannot be a modified     (1) a variable policy, we will
       endowment contract.                      transfer all of your separate
                                                account accumulation value to
   (4) The insured must be at least 75          the guaranteed interest account.
       years of age and less than 99
       years of age.                        (2) an indexed policy, we will
                                                transfer your accumulation
   (5) Your policy must have been in            value that is in any indexed
       force for at least 15 years.             account segment into a fixed
                                                account at the next segment
   (6) The policy loan plus any unpaid          anniversary date.
       policy loan interest must equal
       or exceed the current face           (3) a policy other than a variable
       amount.                                  or an indexed policy, we will
                                                not restrict the allocation of
   (7) The policy loan including any            your accumulation value.
       unpaid policy loan interest
       cannot exceed 99.9% of the        ARE THERE OTHER RESTRICTIONS THAT
       accumulation value after the      EXIST AFTER YOU EXERCISE THIS
       charge for this agreement is      AGREEMENT?
       assessed.
                                         After you exercise this agreement,
   (8) If any agreements are attached    you may not:
       to your policy, they will
       terminate when you exercise this     (1) request any new policy loans; or
       agreement.
                                            (2) pay any additional premiums; or
   (9) The cumulative sum of all
       partial surrenders on your           (3) request any policy changes; or
       policy must be greater than or
       equal to the sum of premiums         (4) request any transfers from the
       paid.                                    guaranteed interest account to
                                                the separate account for
   (10)The guideline level premium              variable policies; or
       (under the guideline premium
       test) must be greater than zero.     (5) request any transfers from a
                                                fixed account to an indexed
   (11)We cannot be waiving premiums            account for indexed policies.
       under the Waiver of Premium
       Agreement or waiving charges      Once the benefit is exercised, we
       under the Waiver of Charges       will notify you of any changes to
       Agreement,                        your policy.

   (12)You cannot have exercised the
       Accelerated Benefit Agreement.

HOW MAY YOU EXERCISE THIS AGREEMENT?

If the above conditions are
satisfied, you may exercise this
agreement by sending us a written
request.

If your policy is in the grace
period, we will send you, and any
assignee of record, at the last known
addresses, a written notice at least
31 days in advance of the end of the
grace period, notifying you of your
right to exercise this agreement and
the time frame for exercise.

ICC15-20003   Overloan Protection Agreement   Minnesota Life Insurance Company

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WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on:

   (1) the date this policy is
       surrendered or otherwise
       terminates; or

   (2) the date we receive your
       written request to cancel this
       agreement; or

   (3) the date you request an
       Accelerated Benefit Agreement
       payment.

MAY THIS AGREEMENT BE REINSTATED?

Yes. If your policy has been
reinstated, this agreement will also
be reinstated.

/s/ Gary R. Christensen  /s/ Christopher M. Hilger
        Secretary                  President